UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 17, 2007

BEL FUSE INC.
(Exact Name of Registrant as Specified in its Charter)

New Jersey	0-11676	22-1463699
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

206 Van Vorst Street, Jersey City, New Jersey	07302
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (201) 432-0463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On April 17, 2007, the Board of Directors of Bel Fuse Inc. (the “Registrant”) adopted an amended and restated Supplemental Executive Retirement Plan (“SERP”) which provides a limited number of the registrant’s key management and highly compensated associates, including each of its executive officers, with supplemental retirement and death benefits. Participants in the SERP are selected by our Compensation Committee based upon recommendations from our Chief Executive Officer. The amendments incorporated in the amended and restated plan conform its terms to applicable requirements of Section 409A of the Internal Revenue Code and modify the provisions regarding benefits payable in connection with a change in control of the Registrant.

As amended and restated, the SERP provides benefits which vary depending upon when and how a participant terminates employment with the Registrant. If a participant retires on his or her normal retirement date (65 years old, 20 years of service, and five years of participation in the SERP), his or her normal retirement benefit under the SERP would be annual payments equal to 40% of his or her average base compensation -- using compensation from the highest five consecutive calendar years of SERP participation -- payable in monthly installments for the remainder of his or her life. If a participant retires early (at least 55 years old, 20 years of service, and 5 years of participation in the SERP), his or her early retirement benefit would be an amount (i) calculated as if his or her early retirement date were in fact such participant’s normal retirement date, (ii) multiplied by a fraction, the numerator being the actual years of service the participant has with us and the denominator being the years of service the participant would have had if he or she had retired at his or her normal retirement date, and (iii) actuarially reduced to reflect the early retirement date. If a participant dies prior to receiving 120 monthly payments under the SERP, his or her beneficiary is entitled to continue receiving benefits for the shorter of (i) the time necessary to complete 120 monthly payments or (ii) 60 months. If a participant dies while employed by us, his or her beneficiary will receive, as a survivor benefit, an annual amount equal to (i) 100% of the participant’s annual base salary at the date of death for one year, and (ii) 50% of the participant’s annual base salary at the date of death for each of the following four years, each payable in monthly installments. The SERP also provides for disability benefits, and a forfeiture of benefits if a participant terminates employment for reasons other than those contemplated under the SERP.

In the event of a “change in control” (as defined in the SERP), each participant who is employed by the Registrant at the time of the change in control will be entitled to a normal retirement benefit commencing immediately following termination of employment (or in the case of certain participants who are “specified employees” for purposes of Section 409A of the Internal Revenue Code, six months after termination of employment). The normal retirement benefit payable under these circumstances will be the actuarial equivalent of the benefit that would commence upon the date that the participant would have attained his or her normal retirement date if he or she had not terminated employment. Further, each participant’s average base compensation will be deemed to be equal to his or her annual base compensation in effect prior to the change in control. If the Registrant has established a trust to accumulate assets from which to pay SERP benefits, then the Registrant will fully fund the trust in connection with a change in control in order to ensure that there will be sufficient assets set aside to pay all SERP benefits. A “change in control” for purposes of the SERP includes a merger or consolidation with another corporation whereby the Registrant’s shareholders do not own a majority of the surviving or successor entity, an acquisition of 50% or more of the Registrant’s voting securities by one person or a group of persons acting together, a sale of all or substantially all of the Registrant’s assets to any person, the Registrant’s dissolution or liquidation or if the members of the Registrant’s incumbent Board of Directors (or their successors, if approved by them) cease for any reason to constitute at least two-thirds of the members of our Board.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1- Amended and Restated Bel Fuse Supplemental Executive Retirement Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEL FUSE INC.

By:	/s/ Colin Dunn
Name: Colin Dunn
Title: Vice President of Finance

Dated: April 23, 2007